EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
Ashford Hospitality Prime, Inc. and subsidiaries
Dallas, Texas
We have issued our report dated March 15, 2016, with respect to the consolidated financial statements included in the Annual Report of Ashford Hospitality Prime, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-209389, 333-200420 and 333-200718) on Form S-3 and (No. 333-204705) on Form S-8 of Ashford Hospitality Prime, Inc. and subsidiaries of our report dated March 15, 2016, relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ BDO USA, LLP
Dallas, Texas
March 15, 2016